Exhibit (a)(1)(J)

DON’T MISS YOUR EQUITY

EXCHANGE DEADLINE

FRIDAY, SEPTEMBER 4, 2026

9:00 P.M. PACIFIC TIME

Want to participate? Make your election online now.

www.myoptionexchange.com

Use QR code below or go directly to the offer website

or use the link in the August 10 launch email sent to you.

Only website elections will be accepted.

Questions? Infinite Equity • rxsight@infiniteequity.com

Participation is voluntary. RxSight is not making any recommendation. Review the official offer documents before making your election.